Exhibit 4.12

Power of Attorney

We, the signature parties, in aggregate own 100% of the equity interests of Beijing Dongfangrenli Science & Commerce Co., Ltd. (“Dongfangrenli”). And in accordance with relevant laws and regulations of the People’s Republic of China (“PRC”), we hereby irrevocably authorize TAL Education Technology (Beijing) Co., Ltd. (“WFOE”) and its designated representative(s) (“Trustee”) to exercise the following rights concerning the abovementioned equity interests within the effective period of this Power of Attorney:

On the condition of permission by relevant PRC laws and regulation, we exclusively authorize the Trustee to exercise our rights as our agent according to the agent’s own will, which includes but not limited to:

1.              Participating the shareholders’ meeting of Dongfangrenli;

2.              Exercising all the rights of shareholders of Dongfangrenli on its shareholders’ meetings according to relevant laws and regulations and the Articles of Association of Dongfanrenli, including but not limited to the right to nominate and the right to vote, appoint directors or executive director, general manager, chief financial officer, as well as other major employees.

3.              Participating and guiding the daily operation of Dongfangrenli, including but not limited to: a) making proposals or requests relating to Dongfangrenli’s daily operation, financial management and employment, and Dongfangrenli should strictly comply with such suggestions and requests; b) without the prior written consent of the Trustee, Dongfangrenli shall not conduct contracted operation, lease operation, merger, separation, joint venture, shareholding reform or other arrangements to modify its mode of operation or shareholding structure, or to transfer, assign, in lieu of shares or other disposal of all or substantial part of Dongfanrenli’s assets or equity interests;

Without any restriction to the Power of Attorney, Trustee has the right to sign the Equity Interest Transfer Agreement in the Option Agreement on behalf of us within the limit of the Power of Attorney, and to perform the Option Agreement and Equity Interest Pledge Agreement dated as of [   ] to which we are parties.

On the condition of permission by relevant PRC laws and regulation, the Power of Attorney is irrevocable and remains effective during the period when we are shareholders of Dongfangrenli, commencing from the date of execution of this Power of Attorney.

During the effective period of the Power of Attorney, we will not exercise the rights which are related to the equity interests of Dongfangrenli and have been authorized to Trustee hereby.

We hereby acknowledge any legal consequences caused by Trustee’s exercise of the authorized rights and agree to bear any liabilities thereof. We hereby confirm that in any case Trustee shall not be required to bear any liabilities or make any economic compensation for exercise of such authorized rights.

We’ll provide Trustee with sufficient assistance on exercise of the abovementioned authorized rights, including timely signing the shareholders’ decision or other legal documents provided by Trustee when necessary, for instance, documents required to be submitted with relevant governmental authorities for approval, registration or filing procedures.

If the authorization or exercise of the abovementioned rights cannot be realized for any reason (not including our violation of this Power of Attorney) within the effective period of the Power of Attorney, the parties shall seek a substitute plan which is most similar with the arrangements hereunder and modify or adjust the terms and conditions of the Power of Attorney by signing supplementary agreement to ensure the realization of the purpose of the Power of Attorney.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY, AND THE NEXT PAGE IS THE SIGNATURE PAGE.]

[SIGNATURE PAGE OF THE POWER OF ATTORNEY]

Bangxin, Zhang:
Signature:	/s/ Bangxin Zhang

Yachao, Liu
Signature:	/s/ Yachao Liu

Yunfeng, Bai:
Signature:	/s/ Yunfeng Bai

Date: December 27, 2011

Appendix I

Shareholders of Dongfangrenli

Name	ID	Contribution in Registered Capital (RMB 10,000)	Percentage of Registered Capital
Bangxin, Zhang	321182198010012913	64.5	64.5%
Yachao, Liu	211103198110152138	19	19%
Yunfeng, Bai	360521198109240073	16.5	16.5%
Total	/	100	100%